NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision, Inc. Announces Listing Transfer to NASDAQ Capital Market

JACKSONVILLE, Fla., February 8, 2011 – ParkerVision, Inc. (NASDAQ: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced today that the NASDAQ Stock Market (“NASDAQ”) has approved ParkerVision’s application to transfer its stock listing from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the opening of the market on February 9, 2011. The Company’s common stock will continue to trade under the symbol “PRKR” and the transfer will have no impact on the ability of investors to trade the stock. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

As previously disclosed on August 20, 2010, ParkerVision is not in compliance with NASDAQ’s minimum bid price requirement. In accordance with NASDAQ rules, ParkerVision was initially afforded a 180-day period to regain compliance, or until February 14, 2011. In connection with the transfer to the NASDAQ Capital Market, ParkerVision expects to be granted an additional 180-day period to regain compliance, or until August 13, 2011.

About ParkerVision, Inc.

ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida. For more information, please visit www.parkervision.com (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009 and the Forms 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com
###